Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Partial Redemption of 6.60% Series D Preference Shares

PEMBROKE, Bermuda, November 27, 2012 — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that it has decided to call 6,000,000 of its outstanding 6.60% Series D Preference Shares (NYSE: RNRPRD; CUSIP: G7498P 40 8) for mandatory redemption on December 27, 2012. The redemption price will be $25 per Series D Preference Share, plus accrued and unpaid dividends to December 27, 2012.

The Depository Trust Company (DTC), the securities’ holder of record, will determine by random lottery how the partial redemption will be allocated, in accordance with DTC’s rules and procedures. On and after the redemption date, the Series D Preference Shares that are redeemed will no longer be deemed to be outstanding, dividends on such Series D Preference Shares will cease to accrue, and all rights of the holders of such Series D Preference Shares will cease, except for the right to receive the redemption price, without interest thereon, upon surrender of such Series D Preference Shares.

As of today there are 12,000,000 of the Series D Preference Shares outstanding, of which 6,000,000 are being called for redemption. The notice of partial redemption has been mailed to registered holders of the Series D Preference Shares today. Requests for additional copies of the notice of partial redemption and the related materials should be directed to the redemption agent, Computershare, c/o Voluntary Corporate Actions, at 250 Royall Street, Suite V, Canton, MA 02021.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, (2) Lloyd’s, which includes reinsurance and insurance business written through Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business plans. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800